Exhibit 3(a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

First American Financial Corporation

(a Delaware corporation)

(Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware)

First American Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was January 14, 2008.

SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amends and restates the provisions of the Certificate of Incorporation of the Corporation.

THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is First American Financial Corporation.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

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ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 300,500,000, of which 300,000,000 shall be designated as Common Stock, par value $0.00001 per share (the “Common Stock”), and 500,000 shall be designated as Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting. Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

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(ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(viii) any other relative rights, preferences and limitations of such series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of such number of directors as is determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of such directors then in office.

Section 5.2 Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the

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effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

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Section 5.4 Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provisions of Article V, Article VI, Article VII, Article IX or Article X of this Certificate of Incorporation.

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Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Kenneth D. DeGiorgio, its Secretary, as of this              day of     , 2010.

By:
Name: Kenneth D. DeGiorgio
Title: Secretary

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